Exhibit 99.1

News Media Contact:

DynaVox

Dave Colson

Communications Director

(412) 995-4090

Investor Contact:

ICR, LLC

Sherry Bertner

Managing Director

(646) 277-1247

DynaVox Reports First Quarter Fiscal Year 2013 Results

PITTSBURGH, PA – November 13, 2012 – DynaVox (NASDAQ: DVOX), the world’s leading provider of communication and education products for individuals with significant speech, language and learning disabilities, today announced results for the first quarter ended September 28, 2012.

Net sales were $18.6 million, a decrease of 29%, compared to net sales of $26.2 million for the first quarter ended September 30, 2011. Sales for the Company’s speech generating devices decreased 24% to $15.3 million and sales from its special education software declined 45% to $3.3 million from the prior year.

Gross profit for the first quarter of fiscal year 2013 decreased 29% to $13.4 million, compared to gross profit of $19.0 million in the first quarter of the prior year. The Company’s gross margin for the first quarter decreased 40 basis points to 72.2%, compared to a gross margin of 72.6% in the first quarter of the prior year. The decrease in margin is the result of the lower volume of sales and product mix, slightly offset by lower royalty costs.

Operating expenses in the first quarter of fiscal year 2013 decreased 19% to $13.2 million, compared to $16.2 million in the prior year. The decrease was a result of lower variable sales expenses and reduced headcount. Operating income for the first quarter was $0.3 million, compared to $2.8 million in the same period a year ago.

GAAP net loss for the first quarter of fiscal year 2013 was $0.3 million, or a loss of $0.02 per share, compared to GAAP net income of $0.4 million, or $0.04 per share, for the same quarter a year ago.

Adjusted pro forma net income, as defined below, was $0.3 million, or $0.01 per share, compared to adjusted pro forma net income of $1.4 million, or $0.05 per share, in the prior year.

Adjusted EBITDA, as defined below, decreased 63% to $1.7 million, compared to $4.5 million in the previous year.

“As expected, during the first quarter the difficult economic conditions prevailed, making it a challenging start to the new fiscal year. To mitigate these impacts, we continued to focus our efforts in those areas of the market where reimbursement is available to meet the needs of our customers,” said Michelle Heying Wilver, DynaVox’s Chief Executive Officer.

“Looking forward to the remainder of the fiscal year, we do not anticipate any significant improvements in our operating environment. As we continue to navigate through these challenging times, we remain focused on maximizing our opportunity in markets where funding is available, developing important new products, controlling costs and managing cash flow. We believe we have sufficient resources and a dedicated team to maximize the current and future market opportunity, to drive operating efficiencies and to support innovation in both of our businesses.”

Conference Call

The conference call is scheduled to begin at 4:45 p.m. EST on November 13, 2012. The call will be broadcast live over the Internet, hosted at the Investor Relations section of DynaVox’s website at http://ir.dynavoxtech.com/index.cfm, and will be archived online through November 27, 2012. In addition, listeners may dial (877) 312-5529 in North America, and international listeners may dial (253) 237-1147. Participants from the Company will be Michelle Heying Wilver, Chief Executive Officer, and Ken Misch, Chief Financial Officer.

A telephonic playback will be available from 7:45 p.m. EST, November 13, 2012 through November 27, 2012. To hear the playback participants may dial (855) 859-2056 and international listeners may dial (404) 537-3406. The conference ID number is 45230541.

Explanatory Note and Non-GAAP Financial Measures

DynaVox Inc. completed an initial public offering (IPO) on April 27, 2010. As a result of the IPO and certain other recapitalization transactions, DynaVox Inc. became the sole managing member of and has a controlling interest in DynaVox Systems Holdings LLC and its subsidiaries (“DynaVox Holdings”).

This release presents adjusted pro forma net income (loss), which as defined by the Company represents net income (loss) before non-controlling interest and impairment loss and after pro forma corporate income tax expense applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock. Adjusted pro forma net income (loss) per share consists of adjusted pro forma net income (loss) divided by the weighted-average number of the Company’s Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards. The Company believes that adjusted pro forma net income (loss), when presented together with the comparable measure presented in accordance with GAAP, is useful to investors to assist in their understanding of the effect of the Company’s organizational structure on its reported results and also in comparing the Company’s results across different periods.

This release also presents Adjusted EBITDA, as defined by the Company as the income (loss) before income taxes, interest income, interest expense, impairment loss, depreciation, amortization and other adjustments noted in the table below.

Adjusted EBITDA, adjusted pro forma net income (loss) and adjusted pro forma net income (loss) per share, however, do not represent and should not be considered as an alternative to net income (loss), net income (loss) per share or cash flow from operating activities, as determined in accordance with GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “projects”, “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under “Risk Factors” in our Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (SEC), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Annual Report on Form 10-K and other filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About DynaVox Inc.

DynaVox Inc. (NASDAQ: DVOX) is a publicly traded holding Company with its headquarters in Pittsburgh, Pennsylvania, whose primary operating entities are DynaVox Systems LLC and Mayer-Johnson LLC. DynaVox is the leading provider of speech generating devices and symbol-adapted special education software used to assist individuals in overcoming their speech, language and learning challenges. These solutions are designed to help individuals who have complex communication and learning needs participate in the home, classroom and community. Our mission is to enable our customers to realize their full communication and education potential by developing industry-leading devices, software and content and by providing the services to support them. We assist individuals, families, and professionals with an extensive field support organization, as well as centralized technical and reimbursement support. For more information, visit www.dynavoxtech.com.

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	September 28, 2012	September 30, 2011
NET SALES	$18,632	$26,182
COST OF SALES	5,188	7,186

GROSS PROFIT	13,444	18,996

OPERATING EXPENSES:
Selling and marketing	7,122	9,563
Research and development	1,734	2,191
General and administrative	4,135	4,376
Amortization of certain intangibles	192	110

Total operating expenses	13,183	16,240

INCOME FROM OPERATIONS	261	2,756

OTHER INCOME (EXPENSE):
Interest income	7	6
Interest expense	(517)	(569)
Other income (expense) — net	767	(9)

Total other income (expense) — net	257	(572)

INCOME BEFORE INCOME TAXES	518	2,184
INCOME TAX EXPENSE	1,027	359

NET INCOME (LOSS) ATTRIBUTABLE TO THE CONTROLLING AND NON-CONTROLLING INTERESTS	$(509)	$1,825
Less: net (income) loss attributable to the non-controlling interests	239	(1,385)

NET INCOME (LOSS) ATTRIBUTABLE TO DYNAVOX INC.	$(270)	$440

Weighted-average shares of Class A common stock outstanding:
Basic	11,080,884	10,069,306

Diluted	11,080,884	10,069,306

Net income (loss) available to Class A common stock per share:
Basic	$(0.02)	$0.04

Diluted	$(0.02)	$0.04

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 28,	June 29,
	2012	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,868	$17,944
Trade receivables—net	12,943	14,864
Other receivables	236	253
Inventories—net	4,842	5,401
Prepaid expenses and other current assets	1,296	1,055
Deferred taxes	689	685

Total current assets	32,874	40,202

PROPERTY AND EQUIPMENT—Net	2,328	2,890
GOODWILL AND INTANGIBLES—Net	22,642	22,941
DEFERRED TAXES	47,849	48,709
OTHER ASSETS	1,330	1,499

TOTAL ASSETS	$107,023	$116,241

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade accounts payable	3,620	4,900
Other liabilities	9,318	9,688

Total current liabilities	12,938	14,588

LONG-TERM DEBT	25,200	31,200
OTHER LONG-TERM LIABILITIES	45,631	46,388

Total liabilities	83,769	92,176

STOCKHOLDERS’ EQUITY	23,254	24,065

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$107,023	$116,241

DYNAVOX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended
	September 28,	September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$1,611	$3,487

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used in investing activities	(19)	(182)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used in financing activities	(6,706)	(935)
EFFECT OF CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	38	(91)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,076)	2,279
CASH AND CASH EQUIVALENTS:
Beginning of period	17,944	12,171

End of period	$12,868	$14,450

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED EBITDA

(Unaudited)

(Dollars in thousands)

	Thirteen Weeks Ended
	September 28, 2012	September 30, 2011
Other Financial Data

Adjusted EBITDA (1)	$1,669	$4,497

(1)	Adjusted EBITDA represents income before income taxes, interest income, interest expense, impairment loss, depreciation and amortization and the other adjustments noted in the table below.

	Adjusted EBITDA Reconciliation
	Thirteen Weeks Ended
	September 28, 2012	September 30, 2011
Income before income taxes	$518	$2,184
Depreciation	594	814
Amortization of certain intangibles	299	227
Interest income	(7)	(6)
Interest expense	517	569
Other (income) expense, net (a)	(805)	2
Equity-based compensation	310	542
Employee severance and other costs	171	88
Other adjustments(b)	72	77

Adjusted EBITDA	$1,669	$4,497

(a)	Includes other income recognized as a result of a decrease in an obligation related to a state tax rate. Excludes realized foreign currency gains and losses.
(b)	Includes certain amounts related to other taxes.

DYNAVOX INC. AND SUBSIDIARIES

ADJUSTED PRO FORMA NET INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
	September 28, 2012	September 30, 2011
Net income (loss) attributable to DynaVox Inc.	$(270)	$440

Adjustments:
Net income (loss) attributable to the non-controlling interest	(239)	1,385
Income tax (expense) benefit	830	(471)

Total adjustments	591	914

Adjusted pro forma net income	$321	$1,354

Pro forma weighted-average shares outstanding—diluted	29,860,167	29,804,396

Adjusted pro forma net income per share—diluted	$0.01	$0.05

Adjusted pro forma net income, as defined by DynaVox, represents net income (loss) before non-controlling interests and after pro forma corporate income tax (expense) benefit applied at an assumed 38.0% rate, which includes a provision for U.S. federal income taxes, assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction and assumes the full exchange of Holdings Units into Class A Common Stock as described below. Adjusted pro forma net income per share consists of adjusted pro forma net income, divided by the weighted-average number of the Company's Class A Common Stock outstanding, assuming full exchange of Holdings Units of DynaVox Holdings into Class A Common Stock of DynaVox Inc. and giving effect to the dilutive impact, if any, of stock options and restricted stock awards.

The table above provides a reconciliation of net income (loss) to adjusted pro forma net income and adjusted pro forma net income per share.

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